Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: (858) 523-5400 Fax: (858) 523-5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
August 11, 2006	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.
        Leap Wireless International, Inc.
        10307 Pacific Center Court
        San Diego, CA 92121

Re:	Leap Wireless International, Inc. Registration Statement on Form S-1 (File No. 333-134013); 6,440,000 Shares of Common Stock, par value $0.0001 per share
        Ladies and Gentlemen:
     We have acted as special counsel to Leap Wireless International, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to 6,440,000 shares of common stock, $0.0001 par value per share, to be borrowed by the forward counterparties and sold by the underwriters in the public offering (the “Borrowed Shares”), together with any additional shares of such stock that may be issued by the Company and delivered to the underwriters for sale in the public offering in lieu of such Borrowed Shares (the “Company Shares”), each pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2006 (File No. 333-134013), as amended by Amendment No. 1 thereto filed with the Commission on August 8, 2006 and Amendment No. 2 thereto filed with the Commission on August 14, 2006 (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Borrowed Shares and the Company Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

August 11, 2006

     Subject to the foregoing, it is our opinion that, as of the date hereof, the Borrowed Shares have been duly authorized by all necessary corporate action of the Company, and the Borrowed Shares are validly issued, fully paid and nonassessable.
     Also subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Company Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of the registration agreement to be filed as an exhibit to the Registration Statement, the issuance and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP